EXHIBIT 10.7


                        BENCHMARK ELECTRONICS, INC. 1992
                              INCENTIVE BONUS PLAN

      SECTION 1. PURPOSE OF PLAN. The purpose of the Benchmark Electronics, Inc. 1992 Incentive Bonus Plan (this "Plan") is to establish a mechanism for providing supplementary compensation as an incentive and reward to eligible management employees who, through industry, ability, attitude and exceptional service, contribute materially to the success of Benchmark Electronics, Inc. (the "Company").

      SECTION 2. CERTAIN DEFINITIONS. For the purposes of this Plan, the following terms shall have the indicated meanings:

      (a) EMPLOYEE: any employee of the Company or any of its subsidiaries in active service at the close of the Plan Year who has been designated by the Committee as eligible to receive awards under this Plan.

      (b) NET INCOME: the net income, if any, of the Company and its subsidiary(ies), if any, for a Plan Year as shown in the audited statement of operations covering such Plan Year prepared by the independent public accountants for the Company and such subsidiary(ies).

      (c) PARTICIPANT: any Employee who has been selected by the Committee to receive a bonus under this Plan.

      (d) PLAN YEAR: the period commencing January 1 and ending December 31.

      (e) SALES: the sales of the Company and its subsidiary(ies), if any, for a Plan Year as shown in the audited statement of operations covering such Plan Year prepared by the independent public accountants for the Company and such subsidiary(ies).

      SECTION 3.  ADMINISTRATION OF PLAN.

      (a) COMMITTEE. This Plan shall be administered by the Compensation Committee (the "Committee") designated by the Board of Directors of the Company, which also shall designate the chairman of the Committee. No member of the Committee shall be entitled to act or decide any matter relating to himself or any of his rights or benefits under this Plan.

      (b) COMMITTEE POWERS. The Committee shall be deemed to have and to be exercising all of the powers of the Board of Directors in the performance of any of the powers and duties delegated to it under this Plan, including, without limitation, the selection of Participants and the determination of the amount of award to be awarded each Participant under this Plan.

      (c) COMMITTEE ACTION. The Committee shall establish its own procedures and the time and place of its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting or, at the direction of its Chairman, without a meeting, by mail, telegraph or telephone, provided that all of the members of the Committee are informed by mail or telegraph of their right to vote on the proposal and of the outcome of the vote thereon.

      (d) COMMITTEE DETERMINATIONS CONCLUSIVE. The Committee shall have full power and authority to construe, interpret and administer this Plan. All decisions, actions or interpretations of the Committee, including determinations as to which Employees shall receive awards and as to the amount of such awards, shall be final, binding and conclusive upon all persons.

      (e) LIABILITY OF COMMITTEE MEMBERS. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith.

      SECTION 4. DURATION OF PLAN. The effective date of this Plan is May 6, 1992. This Plan shall continue from year to year at the discretion of the Company, but no awards need be made in any Plan Year and awards shall be made under this Plan only at the direction of, and solely in the discretion of, the Committee.

      SECTION 5.  DETERMINATION, ALLOCATION AND PAYMENT OF BONUS.

      (a) TOTAL AMOUNT OF BONUS AWARDS. The total amount of bonus awards to be made under this Plan for any Plan Year shall be determined by the Committee based on Sales and Net Income for the Plan Year.

      (b) GUIDELINES. For any Plan Year, Sales and Net Income must meet or exceed, or in combination with other factors satisfy, levels targeted by the Company in its business plan, as established at the beginning of each fiscal year, for any bonus awards to be made under this Plan. Aggregate bonus awards for any Plan Year to all Participants under this Plan may not exceed seven percent (7%) of the Company's Net Income for such Plan Year.

      (c) DETERMINATION OF BONUS. The Committee shall determine, in its sole discretion, the total amount of bonus awards, if any, to be made to the persons specified herein for any Plan Year based on the Committee's evaluation of the Company's financial condition and results of operations, the Company's business and prospects, and such other criteria as it shall determine to be relevant or appropriate.

      (d) ALLOCATION OF BONUSES AMONG KEY EMPLOYEES. The Committee shall determine, in its sole discretion, the specific amounts of bonus awards to be made to particular key Employees based on the Committee's evaluation of each such Employee's position, performance, industry, service, current compensation and benefits, and such other criteria as it shall determine to be relevant or appropriate. In addition, an Employee may receive a bonus award hereunder if, in the judgment of the Committee, such Employee has made an outstanding contribution to the Company, over and above the performance required and expected in the normal course of business.

      (e) PAYMENT OF BONUS. Bonus awards shall be paid by the Company when and as deemed appropriate by the Committee. All payments to be made hereunder shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts.

      SECTION 6. WITHHOLDING OF TAXES. The Company shall deduct from the amount of all bonus awards paid under this Plan any taxes required to be withheld by the federal or any state or local government. Allocated bonus awards may be used by the Company to offset any amounts owed to the Company.

      SECTION 7. LIMITATION OF RIGHTS. Nothing contained in this Plan shall give any Employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any Employee. The adoption of this Plan shall not constitute a contract between the Company and any Employee. No Employee shall receive any right to be granted an award hereunder, nor shall any such award be considered as compensation under any employee benefit plan of the Company except as otherwise determined. No Employee shall have any right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obliga tions hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Employee or any other person. No Participant shall have any right greater than the right of an unsecured general creditor of the Company.

      SECTION 8. NONALIENATION OF AWARDS. No bonus award under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void and of no effect.

      SECTION 9. AMENDMENT OR TERMINATION. The Board of Directors reserves the right at any time to amend, suspend or terminate this Plan, in whole or in part, for any reason and without the consent of any Employee or Participant; provided, however, that no such amendment shall adversely affect the rights of Participants with respect to amounts awarded prior to such amendment.

      SECTION 10. GOVERNING LAW. This Plan shall be construed, administered and governed in all respects under the laws of the State of Texas.

      IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing by the Board of Directors of the Company, the Company has caused this Plan to be duly executed in its name and on its behalf by its proper officers thereunto duly authorized as of May 6, 1992.



                                    BENCHMARK ELECTRONICS, INC.


                                    By: /s/ DONALD E. NIGBOR
                                            Donald E. Nigbor,
                                            President

ATTEST:

   /s/ CARY T. FU
       Cary T. Fu,
    Executive Vice President